ALEXANDER & BALDWIN, INC.
EXCESS BENEFITS PLAN
(As Amended and Restated Effective November 1, 2023)
ARTICLE I
ESTABLISHMENT AND PURPOSE

1.01. Establishment of Plan. Pursuant to a corporate reorganization, Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 1900 ("Original A&B"), became a wholly-owned subsidiary of Alexander & Baldwin Holdings, Inc. ("Holdings"). Original A&B was converted into Alexander & Baldwin, LLC and became a subsidiary of a newly formed Alexander & Baldwin, Inc., one of the independent, publicly traded companies formed when Original A&B announced on December 1, 2011, that its Board of Directors had unanimously approved a plan to pursue the separation of Alexander & Baldwin, Inc. to create two independent, publicly traded companies. As part of the reorganization, Holdings assumed all the liabilities under the A&B Excess Benefits Plan (the "Prior Plan"). On the Distribution Date (as defined below), Holdings separated from Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 2012 ("A&B"), and the Alexander & Baldwin, Inc. Excess Benefits Plan (the "Plan") was established effective as of the Distribution Date. As part of the separation from Holdings, A&B has assumed that the portion of the liabilities of the Prior Plan attributable to "New A&B Participants" (as defined in the Employee Matters Agreement by and between Holdings and A&B dated as of June 8, 2012) (the "Assumed Liabilities"). On and after the Distribution Date, all participants' Assumed Liabilities shall be payable from this Plan rather than the Prior Plan.
Effective as of the close of business on December 31, 2019, each Participant’s account balance maintained under Section 4.03 of the Plan was frozen with respect to any and all accruals, contributions or credits, other than interest or investment crediting options described in Section 4.03(a) of the Plan.
Effective April 1, 2020, frozen Plan Participant accounts were funded and such assets of the Plan, were transferred to the Employer’s Deferred Compensation Plan (the “DCP,” originally named the “2019 Alexander & Baldwin Nonqualified Defined Contributions Plan”). After said transfer of Plan Participant accounts to the DCP (the “Transfer” of the “Transferred Accounts”), the Transferred Accounts were tracked separately to ensure that the Plan’s provisions with respect to the accrual of hypothetical earnings, forms of distribution and timing of distributions continued to be applied to the Transferred Accounts after the date of the Transfer. For the avoidance of doubt and notwithstanding any provision of the Plan or the DCP to the contrary, the Transferred Accounts and any related earnings thereon from hypothetical investment options under the DCP, shall be paid in the same time and form as set forth in the Plan.
The Plan is hereby restated, effective November 1, 2023 (except as otherwise expressly provided herein) (the “2023 Restatement”). The purpose of the 2023 Restatement is to make certain clarifying changes to the Plan.
1.02. Purpose of Plan. It is the purpose of this Plan to provide certain eligible executives with benefits equal to the benefits they would have received under the terminated

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A&B Retirement Plan for Salaried Employees (and each constituent qualified pension plan), the terminated Pension Plan for Employees of A&B Agricultural Companies, and benefits they would receive under the A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-Bargaining Employees if certain amendments and limitations under the Internal Revenue Code of 1986, as amended, did not apply. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Sections 201(2), 301(3) and 401(1) of ERISA.
ARTICLE II
DEFINITIONS
The following terms have the meanings indicated:
2.00. “Actuarial Equivalent” means a form of benefit differing in time period, or manner of payment from a specified benefit provided in the Plan, but having the same present value when determined in accordance with generally accepted actuarial practice and the rules contained in Appendix A of this Plan.
2.01. “A&B Master Trust Agreement” means the Alexander & Baldwin Retirement and Pension Trust Agreement, as amended from time to time.
2.02. “A&B Retirement Plan” means the A&B Retirement Plan for Salaried Employees (and each constituent qualified pension plan) and/or the Pension Plan for Employees of A&B Agricultural Companies, as applicable, both of which were terminated as of May 31, 2021
2.03. “A&B Profit Sharing Plan” means the A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-Bargaining Employees, as amended from time to time.
2.04. “Administrator” means the person specified in Section 5.01.
2.05. “Beneficiary” means the person or persons designated by the Participant as such in accordance with the provisions of Section 4.01(d) and to whom the benefit, if any, provided for in Section 4.01(c) is payable.
2.06. “Board of Directors” means the Board of Directors of A&B.
2.07. “Code” means the Internal Revenue Code of 1986, as amended.
2.08. “Committee” means the Compensation Committee of the Board of Directors.
2.09. “Distribution Date” shall mean June 29, 2012, or such later date as Holdings distributes its interest in A&B to Holdings’ shareholders.

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2.10. “Employer” means A&B or the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom A&B would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.
2.11. “Fair Market Value” means, with respect to the per share valuation of Original A&B common stock on any relevant date, the mean between the highest and lowest selling prices per share of Original A&B common stock on such date, as quoted on the Nasdaq National Market or the NYSE (or any successor system), as applicable. Should Original A&B common stock become traded on a national securities exchange, then the Fair Market Value per share shall be the mean between the highest and lowest selling prices on such exchange on the date in question, as such prices are quoted on the composite tape of transactions on such exchange. If there is no reported sale of Original A&B common stock on the Nasdaq National Market or the NYSE (or any successor system), as applicable, on the date in question, then the Fair Market Value shall be the mean between the highest and lowest selling prices on the Nasdaq National Market or the NYSE (or any successor system), as applicable, on the last preceding date for which such quotation exists.
2.12. “Identification Date” means each December 31.
2.13. “Key Employee” means a Participant who, on an Identification Date, is:
(i)An officer of A&B having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of A&B shall be determined to be Key Employees as of any Identification Date;
(ii)A five percent owner of A&B; or
(iii)A one percent owner of A&B having annual compensation from A&B of more than $150,000.
If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31. For purposes of this Section 2.13 only and for determining whether a Participant is a Key Employee, “A&B” shall mean A&B and its affiliates that are treated as a single employer under Section 414(b) or (c) of the Code, and for purposes of determining whether a Participant is a Key Employee, Treasury Regulation § 1.415(c)-2(d)(4) shall be used to calculate compensation.

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2.14. "Participant" means an eligible employee selected by the Chief Executive Officer of A&B (except, that with respect to the Chief Executive Officer of A&B, the Committee shall make the determination).
2.15. “Plan” means this Alexander & Baldwin, Inc. Excess Benefits Plan, as amended from time to time.
2.16. “Section 16 Insider” means any Participant who is, at the time of the relevant determination or was at any time within the immediately preceding six (6) months, an officer or director of the Employer subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended.
2.17. “Separation from Service” means termination of employment with the Employer, other than due to death. A Participant shall be deemed to have experienced a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is less than fifty percent of the services rendered, on average, during the immediately preceding three full years of employment with the Employer (or if employed by the Employer less than three years, such lesser period).
ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.01. Eligibility. Effective after December 31, 2019, no new employees of the Employer may become eligible for the Plan. Prior to January 1, 2020, any salaried non-bargaining unit employee of the Employer who was a participant in the A&B Retirement Plan or the A&B Profit Sharing Plan, and who was part of a select group of management employees or highly compensated employees was eligible to become a participate in this Plan. Prior to January 1, 2012, an employee who was eligible for cash balance formula benefits under the A&B Retirement Plan was not eligible for benefits described under Section 4.01.
3.02. Participation. The Chief Executive Officer of A&B has the exclusive and unfettered discretion to select Plan Participants from among eligible employees; provided, however, that the Committee shall make the determination of whether the Chief Executive Officer of A&B is a Plan Participant. A Participant in this Plan shall remain as such until the date he ceases to satisfy the Plan’s eligibility and participation requirements, until the date upon which the Participant experiences a Separation from Service for any reason or until such earlier time as may be specified by the Chief Executive Officer of A&B (except, that with respect to the Chief Executive Officer of A&B, that determination is made by the Committee).”

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ARTICLE IV
BENEFITS

4.01. Pension Benefits.

(a)    Entitlement to Pension Benefits. Except as provided in Section 4.01(c) below, a Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment prior to January 1, 2008, and never accrued a cash balance formula benefit under the A&B Retirement Plan shall receive a pension benefit described in paragraph (1) below. A Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment prior to January 1, 2008, and began accruing a cash balance formula benefit under the A&B Retirement Plan effective January 1, 2012, and has not received payment of his benefit described under Section 4.01, shall receive a pension benefit equal to the sum of the amounts described in paragraphs (1) and (2) below. A Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment on or after January 1, 2008, and is not described in the preceding sentence shall receive a pension benefit described in paragraph (3) below. A Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment prior to January 1, 2008, was not in covered employment on January 1, 2012, but returned to covered employment prior to receiving payment of his benefit under Section 4.01, shall receive a pension benefit equal to the sum of the amounts described in paragraphs (1) and (3) below. Except as otherwise provided in Sections 4.01(c) and 6.02(a), for purposes of paragraphs (1), (2) and (3) below, all determinations shall be made as of the first day of the month following the Participant’s date of Separation from Service. In addition, the amount of the pension benefit determined under paragraph (1) below shall be the Actuarial Equivalent lump sum payment.
(1)One hundred percent of the difference between (A) the traditional pension benefit to which the Participant was entitled under the A&B Retirement Plan (based on the accrued benefit as of December 31, 2011) determined without regard to limitations imposed by the Code and determined by including as part of the Participant’s monthly compensation all deferred base salary and all deferred incentive awards under the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan and the Alexander & Baldwin, Inc. Annual Incentive Plan and (B) the traditional pension benefit to which the Participant was entitled under the A&B Retirement Plan (based on the accrued benefit as of December 31, 2011) determined solely based on terms of such plan without the modifications described above in this paragraph (1).
(2)One hundred percent of the difference between (A) the cash balance account to which the Participant was entitled under the A&B Retirement Plan determined without regard to limitations imposed by the Code and determined by including as part of the Participant’s compensation all deferred base salary and all deferred incentive awards under the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan and the Alexander & Baldwin, Inc. Annual Incentive Plan and (B) the cash balance account to which the Participant was entitled under the A&B Retirement Plan determined solely based on terms of such plan without the modifications described above in this paragraph (2).

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(3)One hundred percent of the difference between (A) the cash balance account the Participant would have accrued under the A&B Retirement Plan if he were hired on the later of the date he became a salaried, non-bargaining unit employee or January 1, 2012, determined without regard to limitations imposed by the Code and determined by including as part of the Participant’s compensation all deferred base salary and all deferred incentive awards under the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan and the Alexander & Baldwin, Inc. Annual Incentive Plan and (B) the Participant’s cash balance account he would have accrued under the A&B Retirement Plan if he were hired on the later of the date he became a salaried, non-bargaining unit employee or January 1, 2012, determined solely based on terms of such plan without the modifications described in clause (A) above in this paragraph (3).
Notwithstanding the termination of the A&B Retirement Plan, the amount of the benefit determined under Section 4.01(a)(1) and Appendix A shall be calculated using interest rates and mortality table under Code Section 417(e) as if the A&B Retirement Plan had not terminated. The amount of the benefit determined under Section 4.01(a)(2) and (3) shall be calculated using the 5-year average interest credit rate after plan termination as described in Section 11.05 of the A&B Retirement Plan. On or after May 1, 2022, (or such later date as Participants are permitted to elect the form of payment under the terminated A&B Retirement Plan) under Appendix A, item 5, the lump sum payment shall always be based on a single life annuity form of payment.
(b)    Payment of Pension Benefits Other Than Death Benefits. A Participant’s vested pension benefit under this Plan, other than the benefits described in Section 4.01(c) below, shall be a lump sum payment, payable within 60 days following the Participant’s Separation from Service, equal to the amount determined under Section 4.01(a) above. The Administrator retains the sole discretion to determine when during such 60-day period the payment will be made and, in no event, will the Participant have any right to designate the taxable year in which such payment is made.
Notwithstanding any other provision in this Article IV to the contrary, any distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Key Employee as of the date he experiences a Separation from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment to a Key Employee delayed under this Section 4.01(b) shall be made on the first business day after the six-month anniversary of the Participant’s Separation from Service and such payment shall be credited with interest at a rate computed using 120% of the short-term applicable federal rate for a semi-annual compounding period under Section 1274(d) of the Code, applicable for the month in which the Participant’s Separation from Service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal interest rate under Section 1274(d) of the Code. The identification of a Participant as a Key Employee shall be made by A&B, in its sole discretion, in accordance with Section 2.13 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
In the event that a Participant, who is also a Key Employee, dies prior to the expiration of the six-month delay period described in this Section 4.01(b), the benefit which would have been otherwise distributed to the deceased Participant shall be distributed to the Participant’s

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Beneficiary within 60 days following the Participant’s death. The Administrator retains the sole discretion to determine when during the 60-day period the payment will be made.
(c)    Entitlement to Alternate Death Benefits. In the event that a Participant dies prior to a Separation from Service, such Participant’s Beneficiary shall be entitled to a death benefit determined under this Section 4.01(c) in lieu of any other benefit provided by this Plan.
(1)The amount of the benefit provided by this Section 4.01(c) shall equal the lump sum payment, if any, to which the Participant would have been eligible if he had experienced a Separation from Service, immediately prior to his death.
(2)The amount in Section 4.01(c)(1) above shall be determined by assuming the Participant elected a single life annuity form of payment for the traditional pension benefit and a lump sum for the cash balance account.
(3)Payment of this benefit shall be made in a lump sum payment to the Beneficiary as soon as practicable after the death of the Participant; provided, however, that such payment shall not be made later than 60 days following the Participant’s death. The Administrator retains the sole discretion to determine when during the 60-day period the payment will be made. A Beneficiary may not, under any circumstances, change the time and form of the payment of this benefit.
(d)    Beneficiary Designation. Each Participant shall, at the time he becomes a Participant, designate one or more persons as his Beneficiary for purposes of Section 4.01(c). The designation shall be made in the form prescribed by the Administrator and shall become effective when filed with the Administrator. The form must be received by the Administrator prior to the Participant’s death. A Participant may from time to time change his Beneficiary by filing a new designation form with the Administrator. Should the Participant die without having any effectively designated surviving Beneficiary, then the Beneficiary shall be the spouse of the Participant, if then living. If there is no surviving spouse, then the Beneficiary shall be the Participant’s children then living. If there are no living children, then the Beneficiary shall be the estate of the Participant.

4.02. Defined Contribution Benefits.

(a)Entitlement to Defined Contribution Benefits. A Participant’s defined contribution benefit under this Plan shall equal the balance to the Participant’s credit in the account maintained under Section 4.03.
No amount shall be credited to a Participant’s account for a year unless the Participant is a participant in the A&B Profit Sharing Plan for that year.
(b)Payment of Defined Contribution Benefits. Except as provided in the next sentence, a Participant’s defined contribution benefits shall be paid in a lump sum as soon as practicable following the Participant’s Separation from Service; provided, however, that such

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payment shall not be made later than 60 days following the Participant’s Separation from Service. The Administrator retains the sole discretion to determine when during the 60-day period the payment will be made. Notwithstanding any other provision in this Article IV to the contrary, any distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Key Employee as of the date he experiences a Separation from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment to a Key Employee delayed under this Section 4.02 shall be made, with interest computed at the rate set forth in Section 4.01(b) of this Plan, on the first business day after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Key Employee shall be made by A&B in accordance with Section 2.13 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
4.03. Maintenance of Accounts. The Administrator shall establish and maintain an individual account for each Participant. For all calendar years beginning prior to January 1, 2020, The Administrator shall annually credit to a Participant's account as of the end of each year an amount equal to the difference between (i) the employer contribution and forfeitures that would have been allocated to such Participant's account under the A&B Profit Sharing Plan with respect to such year were such allocation to be made without regard to the limitations of Sections 401(a)(17) and 415 of the Code and (ii) the amount actually allocated to such Participant's account after having taken such limitations into account. For the purposes of this Plan, the benefit to which the Participant is entitled under the A&B Profit Sharing Plan shall be determined by including as part of the Participant's compensation all deferred base salary. Subject to the provisions stated below, and pursuant to procedures determined by the Committee, or by the committee or individual(s) to which such authority is delegated, the Participant may make an election ("Conversion Election") to have all or any portion of the amount that is credited to his account, converted into common stock-equivalent units which will be valued from time to time on the basis of the Fair Market Value of Original A&B common stock. Notwithstanding the foregoing, effective February 1, 2012, a Participant may not make a Conversion Election with respect to amounts credited to his account under the Plan, and all existing common stock equivalent units in a Participant's account will be converted to cash credits equal to the Fair Market Value of an equivalent number of shares of Original A&B common stock as of the first day of the month after A&B notifies all affected Participants of such conversion or such later date as required by any applicable securities laws (the "Conversion Date"). Effective as of the Conversion Date, the portion of a Participant's account so converted to cash credits shall begin to earn interest in accordance with paragraph (a) below and shall cease earning dividend-equivalent credits in accordance with paragraph (b) below.
From time to time, the value of each account shall be adjusted to reflect an investment return on the balance credited to such account, and such value and adjustments periodically shall be communicated to each Participant. Such periodic valuation shall be made as follows:
(a)Profit Sharing Cash Account
        (1)    Except as otherwise provided below in Section 4.3(a)(2), The portion of the Participant's account valued in cash shall be credited with interest, compounded annually, at an annual rate equal to 1% above the New York Federal Reserve Bank discount rate

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in effect as of the date interest is computed and credited. Interest shall be computed and credited as of such date and on such account balance as specified by the Administrator. In the absence of such specifications, interest shall be credited and computed as of January 1 of each year on the balance of the account on the preceding January 1 or, if payments have been made out of an account during the preceding year, on the average balance of that account during the preceding year.
        (2)     The Administrator shall have the power, in its sole discretion, to replace the interest crediting in paragraph (1) above with investment crediting options for a Participant's account and the Administrator may provide a Participant with the right to select from investment crediting options selected by the Administrator. The Administrator shall have sole discretion to determine the type of investments (such as mutual funds, bonds, money-market accounts, etc.) that shall be the investment crediting options available to Participants under the Plan. All investment crediting options will be merely bookkeeping entries to track the value of a Participant's Account and shall not give the Participant any ownership interest, security or other rights to any specific property of the Employer. All investment crediting, whether earnings or losses, will be credited to the Participant's account in accordance with such procedures as are established by the Administrator, but no later than December 31st of the year in which the investment crediting is earned.
(b)Common Stock-Equivalent Units The common stock-equivalent units will be credited, at the time dividends are paid on outstanding shares of Original A&B common stock, with an amount ("dividend equivalent credits") equal to the dividends which otherwise would be paid if the number of common stock-equivalent units in the Participant's account were actually outstanding shares of Original A&B common stock.
(1)Dividend-equivalent credits will be applied in the manner of a dividend reinvestment plan to purchase additional common stock-equivalent units valued at Fair Market Value on the applicable dividend payment date.
(2)Pursuant to procedures determined by the Committee, or by the committee or individual(s) to which such authority is delegated, a Participant may elect to have all or a portion of the Participant's common stock-equivalent units converted into cash on the basis of the Fair Market Value (at date of conversion) of the shares of Original A&B common stock represented by such units; provided, however, that Participants may not make such an election if they are Section 16 Insiders at the time of such election. Any portion so converted to cash shall begin to earn interest in accordance with paragraph (a) above and shall stop earning dividend-equivalent credits.
(3)Any common stock-equivalent units credited to a Participant's account shall automatically be converted into cash, on the basis of the Fair Market Value (at the date of conversion) of the shares of Original A&B common stock represented by such units, upon the Participant's Separation from Service with the Employer for any reason. Any amounts so converted to cash shall begin to earn interest in accordance with paragraph (a) above.
The account of each Participant shall be entered on the employer's books as a liability, payable when due out of general assets. The Employer may

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establish and maintain a "rabbi" trust, which shall be an irrevocable grantor trust in which the Employer may deposit amounts for the payment of benefits pursuant to the terms and conditions of the Plan. The rabbi trust assets shall be subject to the claims of the Employer's creditors in the event of the Employer's bankruptcy or insolvency, until paid to the Participant (or Beneficiary(ies), if applicable). The "rabbi" trust shall be part of an unfunded arrangement providing deferred compensation to a select group of management or highly compensated employees for purposes of Title I of ERISA.
For the avoidance of doubt, as of close of business on December 31, 2019, a Participant's Account shall receive no additional accruals, contributions, or credits other than the interest or gains and losses from investment crediting options under Section 4.03 for any calendar year beginning on or after January 1, 2020.
4.04. Vesting of Benefits. Except as otherwise provided in Section 6.02(a), all pension benefits under Section 4.01 of the Plan shall be contingent and forfeitable unless and until they vest in accordance with the vesting provisions of the A&B Retirement Plan, and all defined contribution benefits under Section 4.02 of the Plan shall be contingent and forfeitable unless and until they vest in accordance with the vesting provisions of the A&B Profit Sharing Plan that are applicable to the Participant’s profit sharing account.
ARTICLE V
ADMINISTRATION OF THE PLAN
5.01. Administrator. The Retirement Committee appointed by the Board of Directors (or such other committee as may be appointed from time to time by the Board of Directors) shall be the “Administrator” of this Plan. The Administrator shall have full authority to administer the Plan. The Administrator shall have all of the powers granted by the A&B Retirement Plan or the A&B Master Trust Agreement to the plan administrator of the A&B Retirement Plan, and shall be subject to the same selection procedures and limitations of authority. The Administrator shall employ the same claims procedure applicable under the A&B Retirement Plan.
5.02. Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Administrator shall exercise its sole and discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.
5.03. Exhaustion of Remedies. No action at law or equity shall be brought to recover benefits under the Plan unless the action is commenced within three (3) years after the occurrence of the loss for which a claim is made. Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Administrator that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Administrator, and (d) been notified in writing that the denial has been affirmed.

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ARTICLE VI
AMENDMENT AND TERMINATION
6.01. Authority of the Committee. The right to amend, modify, partially terminate, or completely terminate this Plan shall be reserved to the Committee. However, no amendment, modification or termination shall reduce retroactively the accrued benefits of any Participant under this Plan.
6.02. Change In Control.
(a)Termination, Vesting and Payment. Upon the occurrence of a Change In Control, as defined in Section 6.02(b), the Plan shall immediately and automatically terminate. Upon such a termination, the interest of each Participant employed by the Employer with respect to which the Plan has been terminated shall become non-forfeitable and immediately due and payable. Each such Participant shall receive, within thirty days of such termination, a lump sum payment in an amount equal to the sum of (i) the balance of his individual account as described in Sections 4.02 and 4.03 and (ii) the pension benefit described under Section 4.01(a) of the Plan, all determined as of the date of the Change In Control. If the terms of such Change In Control provide, as a prerequisite to the consummation of the Change In Control, that the employer responsibilities under this Plan are to be assumed by the successor organization, then the Plan shall not terminate and no lump sum payment shall be made to any Participant. In any such case, however, the interest of each Participant shall become non forfeitable at the date of such Change In Control.
(b)Definition of Change In Control. For purposes of this Section 6.02, a “Change In Control” means with respect to A&B a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Section 409A of the Code and the final regulations and any guidance promulgated thereunder.
ARTICLE VII
MISCELLANEOUS PROVISIONS
7.01. Benefits Non-Assignable. No Participant or Beneficiary, or any other person having or claiming to have any interest of any kind or character in or under this Plan or in any payment therefrom shall have the right to sell, assign, transfer, convey, hypothecate, anticipate, pledge or otherwise dispose of such interest (except for a qualified domestic relations order); and to the extent permitted by law, such interest shall not be subject to any liabilities or obligations of the Participant or to any bankruptcy proceedings, creditor claims, attachment, garnishments, execution, levy or other legal process against such Participant or his property.
7.02. Controlling Law. This Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of Hawaii except as otherwise provided in ERISA. The Plan shall also be construed in a manner that is consistent and compliant with Section 409A of the Code, and any regulations promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section

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409A of the Code. The Employer does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable with respect to any taxes due under the Plan.
7.03. Not an Employment Contract. The adoption and maintenance of this Plan shall not be deemed to confer on any Participant any right to continue in the employ of the Employer and shall not be deemed to interfere with the right of the Employer to discharge any person, with or without cause, or treat any person without regard to the effect that such treatment might have on the person as a Plan Participant.
7.04. Gender and Number. Any masculine pronouns used herein shall refer to both men and women, and the use of any term herein in the singular may also include the plural unless otherwise indicated by context.
7.05. Severability. If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.
7.06. Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.
IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan to be executed on its behalf by its duly authorized officers, effective as of November 29, 2023.

ALEXANDER & BALDWIN, INC.

By:	/s/ Derek Kanehira
Derek T. Kanehira
Its Senior Vice President

By:	/s/ Alyson J. Nakamura
Alyson J. Nakamura
Its Vice President and Secretary

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APPENDIX A
Rules For Determining Lump Sum Benefits

When the terms of this Plan require the determination of a lump sum payment (other than a lump sum attributable to a cash balance account) which is the Actuarial Equivalent of any benefit provided by this Plan, the following rules shall apply to the calculation of such lump sum payment:

1.The mortality table used shall be the mortality table then in use by the A&B Retirement Plan for the purpose of determining lump sum payments to participants of such plan who are entitled to such payments.

2.The discount rate shall be the after-tax equivalent of the discount rate then in use by the A&B Retirement Plan for the purpose of determining lump sum payments to participants of such plan who are entitled to such payments. The after-tax equivalent rate shall be determined by multiplying the discount rate in use by the A&B Retirement Plan by the excess of 100% over the effective marginal tax rate declared by the Retirement Committee.

3.The Retirement Committee shall declare the effective marginal tax rate at the beginning of each year.

4.The effective marginal tax rate shall apply to lump sum payments made at any time during such calendar year and may not be changed during the year.

5.For a Participant who elected to commence pension benefits from the A&B Retirement Plan on the first day of the month following his Separation from Service under an annuity form of payment, the lump sum payment shall be based on the same annuity form of payment. For a Participant who elected to commence pension benefits from the A&B Retirement Plan on the first day of the month following his Separation from Service under the lump sum form of payment, the lump sum payment from this Plan shall be based on the single life annuity form of payment. For a Participant who did not elect to commence pension benefits from the A&B Retirement Plan on the first day of the month following his Separation from Service, the lump sum payment shall be based on the single life annuity form of payment.

6.If the terms of the Plan provide for a benefit such that if it were paid as a monthly benefit it could have commenced at more than one future date, then for purposes of calculating the lump sum that is the Actuarial Equivalent of such benefit, it shall be deemed that the benefit would have commenced at the earliest possible date.

7.The early retirement reduction factors, if any, used to calculate the lump sum which is the Actuarial Equivalent of the benefit provided by the provisions of Section 6.02(a) as a result of a Change In Control, shall be the factors applicable to Participants of the A&B Retirement Plan who terminate employment after attaining eligibility for early retirement regardless of the Participant’s age as of the Change In Control date.
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